VOTING AGREEMENT

         VOTING AGREEMENT, dated as of April 7, 2000 (this "Agreement"), is entered into among Dominion Income Management Corp. ("Dominion Management"), Dominion Income Management Corp Profit Sharing Plan ("Dominion Plan" and together with Dominion Management, "Dominion"), Sundog Technologies, Inc. ("Sundog") and RockMountain Ventures Fund, LP ("Rock" and, together with Dominion and Sundog, the "Stockholders").

         WHEREAS, Sundog and Rock have entered into a certain Amended and Restated Stock Acquisition Agreement (the "Stock Acquisition Agreement"), dated as of March 31, 2000, among Envision Development Corporation ("EDV"), Sundog and Rock, pursuant to which Sundog and Rock will acquire certain shares of common stock of EDV (the "Common Stock");

         WHEREAS, pursuant to the Stock Acquisition Agreement, EDV will issue certain additional number of shares of Common Stock to Sundog and Rock (defined in the Stock Acquisition Agreement as the "Post-Approval Shares") subject to the approval of the stockholders of EDV (the "Final Issuance");

         NOW, THEREFORE, the parties agree as follows:

         Section 1. Each Stockholder hereby agrees to each other that it shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of EDV, however called, or in connection with any written consent of holders of Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause all the shares of Common Stock (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all such shares of Common Stock, in favor of each of (to the extent applicable with respect to each Stockholder): (i) the Final Issuance to Sundog and Rock, (ii) the elimination of the effects of any anti-takeover statutes, and the reinstating of voting rights to shares of Common Stock held by Alta or any of its transferees, (iii) any action required in furtherance thereof.

         Section 2. This Agreement shall terminate, and no party shall have any rights or duties hereunder, on December 31, 2000, unless otherwise agreed to in writing by the parties hereto.

         Section 3. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         Section 4. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

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         Section 5. This Agreement may be executed in one or more  counterparts, all of which shall be considered one and the same agreement.

         Section 6. This Agreement shall be binding on and be for the benefit of any of the Stockholders' transferees of the Common Stock.

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         IN  WITNESS  WHEREOF,  Dominion,  Sundog  and  Rock  have  caused  this
Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                  DOMINION INCOME MANAGEMENT
                                  CORP.

                                  By:      /s/  ANDREW EVANS
                                           -----------------
                                           Name:Andrew Evans
                                           Title:


                                  DOMINION INCOME MANAGEMENT
                                  CORP PROFIT SHARING PLAN

                                  By:      /s/  ANN L. EVANS
                                           -----------------
                                           Name:Ann Evans
                                           Title:Trustee

                                  SUNDOG TECHNOLOGIES, INC.

                                  By:      /s/  ALAN RUDD
                                           --------------
                                           Name:Alan Rudd
                                           Title:Chief Executive Officer

                                  ROCKMOUNTAIN VENTURES FUND, LP

                                  By:      ROCKMOUNTAIN VENTURES,
                                           LLC, General Partner

                                  By:      /s/  ROBERT J. EDENS JR.
                                           ------------------------
                                           Name:Robert J. Edens Jr.
                                           Title:Managing Director